                                                                  Exhibit (a)(7)

                               CENTURA FUNDS, INC.

                             ARTICLES SUPPLEMENTARY


         CENTURA FUNDS, INC., a Maryland corporation registered as an open-end investment company under the Investment Company Act of 1940 and having its principal office in the State of Maryland in Baltimore City, Maryland (hereinafter called the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

         FIRST: The Board of Directors of the Corporation, at a meeting duly convened and held on January 27, 1999, adopted a resolution to increase the Corporation's authorized capital of Common Shares and to classify such additional Common Shares as a new series of Common Shares having three classes, as described in Article THIRD, below.

         SECOND: As of immediately prior to such increase in authorized capital of the Corporation, the total number of shares of all classes that the Corporation was authorized to issue was nine hundred million (900,000,000) shares of common stock, par value $0.001 per share and having an aggregate par value of nine hundred thousand dollars ($900,000), classified as follows:

Name of Series                                               Number of Shares
Allocated

                                                             Class A            Class B            Class C
Centura Mid Cap Equity Fund                                  50,000,000         50,000,000         50,000,000
Centura Large Cap Equity Fund                                50,000,000         50,000,000         50,000,000
Centura Federal Securities Income Fund                       50,000,000         50,000,000         50,000,000
Centura North Carolina Tax-Free Bond Fund                    50,000,000         50,000,000         50,000,000
Centura Southeast Equity Fund                                50,000,000         50,000,000         50,000,000
Centura Money Market Fund                                    75,000,000         None               75,000,000


         THIRD: As of immediately subsequent to such increase in authorized capital of the Corporation, the total number of shares of all classes that the Corporation was authorized to issue was one billion fifty million
(1,050,000,000) shares of common stock, par value $0.001 per share and having an aggregate par value of one million fifty thousand dollars ($1,050,000), classified as follows:
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
                                                             Class A            Class B            Class C
Centura Mid Cap Equity Fund                                  50,000,000         50,000,000         50,000,000
Centura Large Cap Equity Fund                                50,000,000         50,000,000         50,000,000
Centura Federal Securities Income Fund                       50,000,000         50,000,000         50,000,000
Centura North Carolina Tax-Free Bond Fund                    50,000,000         50,000,000         50,000,000
Centura Southeast Equity Fund                                50,000,000         50,000,000         50,000,000
Centura Money Market Fund                                    75,000,000         None               75,000,000
Centura Corporate Bond Fund                                  50,000,000         50,000,000         50,000,000



         FOURTH: The shares of the Corporation authorized and classified pursuant to these Articles Supplementary have been so authorized and classified by the Board of Directors under the authority contained in the charter of the Corporation. The number of shares of capital stock of the various classes that the Corporation has authority to issue has been increased by the Board of Directors in accordance with Section 2-105(c) of the Maryland General Corporation Law. The Corporation is registered as an open-end, management investment company under the Investment Company Act of 1940, as amended (the "1940 Act").

         FIFTH: The preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption of the series and classes of Common Shares described in Article THIRD hereof shall be as set forth in the Corporation's charter and shall be subject to all provisions of the charter relating to shares of the Corporation generally, including those set forth in Article 5.5 of such charter.



         IN WITNESS WHEREOF, Centura Funds, Inc. has caused these Articles Supplementary to be signed in its name on its behalf by its authorized officers who acknowledge that these Articles Supplementary are the act of the Corporation, that to the best of their knowledge, information and belief, all matters and facts set forth herein relating to the authorization and approval of these Articles Supplementary are true in all material respects and that this statement is made under the penalties of perjury.

Date:  ____________, 199_                   CENTURA FUNDS, INC.


                                                     By:________________________
                                                          George Landreth
                                                          President



ATTEST:____________________
             Ellen Stoutamire
             Secretary